EXHIBIT 3.2

ANDREW ARROYO REAL ESTATE INC.

2023 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the 2023 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Stock Option Grant (the “Notice”).

Name: Shown on your Global Shares account.

Address: Shown on your Global Shares account.

You (the “Participant”) have been granted an option to purchase shares of Common Stock of the Company under the Plan subject to the terms and conditions of the Plan, this Notice and the Stock Option Award Agreement (the “Option Agreement”).

Grant Number:	Shown on your Global Shares account.
Date of Grant:	Shown on your Global Shares account.
Vesting Commencement Date:	Shown on your Global Shares account.
Exercise Price per Share:	Shown on your Global Shares account.
Total Number of Shares:	Shown on your Global Shares account.
Type of Option:	Shown on your Global Shares account.
Expiration Date:	Shown on your Global Shares account.
Vesting Schedule:

Subject to the limitations set forth in this Notice, the Plan and the Option Agreement, the Option will vest and may be exercised, in whole or in part, in accordance with the schedule shown on your Global Shares account.

By accepting (whether in writing, electronically or otherwise) the Option, Participant acknowledges and agrees to the following:

Participant understands that Participant’s service relationship (whether as an Employee or independent contractor) with the Company (or a Subsidiary or Affiliate, as the case may be) is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice, the Option Agreement or the Plan changes the at-will nature of that relationship. Participant acknowledges that the vesting of the Options pursuant to this Notice is earned only by continuing service as an Employee, Director or Independent Contractor. Participant also understands that this Notice is subject to the terms and conditions of both the Option Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Option Agreement and the Plan. By accepting this Option, Participant consents to the electronic delivery as set forth in the Option Agreement.

The Company retains the right to impose other requirements in relation to Participant’s participation in the Plan to the extent necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan or this Agreement and to require Participant to sign any additional agreements or undertakings that may be necessary or advisable to accomplish the foregoing.

If Participant does not wish to accept this Stock Award and the terms and conditions of this associated Stock Award Agreement and the Plan, Participant should immediately notify the Company by declining to accept this Stock Award through Participant’s Global Shares account. Thereupon, this Stock Award will be cancelled and no benefits from this Stock Award nor any compensation or benefits in lieu of this Stock Award will be provided to Participant.

ANDREW ARROYO REAL ESTATE INC.

2023 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

Unless otherwise defined in this Stock Option Award Agreement (the “Agreement”), any capitalized terms used herein shall have the meaning ascribed to them in the Andrew Arroyo Real Estate Inc. (the “Company”) 2023 Equity Incentive Plan (the “Plan”).

Participant has been granted an option to purchase Shares (the “Option”), subject to the terms and conditions of the Plan, the Notice of Stock Option Grant (the “Notice”) and this Agreement.

1. Vesting Rights. Subject to the applicable provisions of the Plan and this Agreement, this Option may be exercised, in whole or in part, in accordance with the schedule set forth in the Notice.

2. Termination Period.

(a) General Rule. Except as provided below, and subject to the Plan, this Option may be exercised for 90 days after Participant’s Termination with the Company. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

(b) Death; Disability. Unless provided otherwise in the Notice, upon Participant’s Termination by reason of his or her death, or if a Participant dies within 90 days of the Termination Date, this Option may be exercised for eighteen (18) months, provided that in no event shall this Option be exercised later than the Expiration Date set forth in the Notice. Unless provided otherwise in the Notice, upon Participant’s Termination by reason of his or her Disability, this Option may be exercised for twelve (12) months, provided that in no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

(c) Cause. Upon Participant’s Termination for Cause (as defined in the Plan), the Option shall expire on such date of Participant’s Termination Date.

3. Grant of Option. The Participant named in the Notice has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share set forth in the Notice (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail. If designated in the Notice as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an ISO, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Nonstatutory Stock Option (“NSO”).

4. Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Agreement. In the event of Participant’s death, Disability, termination for Cause or other termination, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice and this Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

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(c) No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Participant on the date the Option is exercised with respect to such Exercised Shares.

5. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a) cash;

(b) check;

(c) other method authorized by the Committee (which may, but need not, be a broker-assisted “same day sale program” as that term is commonly understood).

6. Limited Transferability of Option. Except as set forth in this Section 6, this Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by the Participant or unless otherwise permitted by the Committee on a case-by-case basis. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. Notwithstanding anything else in this Section 6, a NSO may be transferred by instrument to an inter vivos or testamentary trust in which the NSO is to be passed to beneficiaries upon the death of the trustor (settlor), to a guardian on the disability or to an executor on death of the NSO holder, or by gift or pursuant to domestic relations orders to the Participant’s “Immediate Family” (as defined below), provided that any such permitted transferees may not transfer NSOs to parties other than the Participant or the Participant’s Immediate Family (transfers between a Participant’s Immediate Family and between a Participant’s Immediate Family and Participant are permitted). For the sake of clarification, multiple transfers of NSOs may be made, by gift or pursuant to domestic relations orders, back and forth between Immediate Family and a Participant pursuant to this Section 6. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner sharing the same household, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, transferees, successors and assigns of the Participant.

7. Term of Option. This Option shall in any event expire on the expiration date set forth in the Notice, which date is 10 years after the Date of Grant (five years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant and Section 4(b) of the Plan applies).

8. Tax Consequences.

(a) Exercising the Option. Participant will not be allowed to exercise this Option unless Participant makes arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the Option exercise. In the U.S., tax withholding is generally only required on income recognized from exercises by Employee-Participants. Independent contractors in the U.S. are responsible for ensuring they timely meet their tax obligations. In this regard, Participant authorizes the Company to withhold all applicable withholding taxes legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company. With the Committee’s consent, these arrangements may also include, if permissible under local law, (i) withholding Shares that otherwise would be issued to Participant when Participant exercises this Option, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization), or (iii) any other arrangement approved by the Committee, all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable. Finally, Participant shall pay to the Company any amount of tax withholding that the Company may be required to withhold as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described. The Fair Market Value of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the withholding taxes. The Company may refuse to honor the exercise and refuse to deliver the Shares if participant fails to comply with Participant’s obligations in connection with the tax withholding as described in this Section.

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(b) Notice of Disqualifying Disposition of ISO Shares. If the Participant sells or otherwise disposes of any of the Shares acquired pursuant to exercise of an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, the Participant shall immediately notify the Company in writing of such disposition. The Participant agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to the Participant.

9. Acknowledgement. The Company and Participant agree that the Option is granted under and governed by the Notice, this Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

10. Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

11. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

12. Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

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For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the courts of the state or the federal courts of the United States in which the Company’s headquarters are then situate (currently the federal Southern District of California) and no other courts.

13. Data Protection. To enable the Company to properly administer the Plan and the Stock Award(s) received by the Participant pursuant to the Plan, Participant hereby gives explicit consent to the Company, any Subsidiary or Affiliate, and/or any delegates to collect and process (electronically or otherwise) personal data, including sensitive and financial data, about himself or herself necessary to administer the Plan and Stock Award(s) received by Participant pursuant to the Plan. Such data may include, but is not limited to, Participant's name, work authorization, government or tax identification number, date of birth, beneficiaries' contact information, Stock Award(s) grant history, and compensation information. Participant also hereby gives explicit consent to the Company and any Subsidiary or Affiliate to transfer (electronically or otherwise) any such data outside the country in which Participant is living or employed (including to or from the United States), as well as to third-party providers (in Participant’s home country or the United States or other countries) of legal, tax, benefits, administration or other services to the Company (and any Subsidiary or Affiliate) or employees of any such entity, including but not limited to the designated broker for the Plan. The legal person for whom such personal data is intended to be used is the Company and/or any Subsidiary or Affiliate. Participant further understands that the Company and/or its Subsidiary or Affiliate may report information regarding the Participant and/or Stock Award(s) to tax authorities or other governmental agencies as may be required to comply with applicable laws. California residents, please refer to the prospectus for additional information.

14. No Rights as Employee, Director or Independent Contractor. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Subsidiary or Affiliate, to terminate Participant’s service, for any reason, with or without cause.

By Participant’s signature and the signature of the Company’s representative on the Notice, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated on the Notice. By acceptance of this Option, Participant consents to the electronic delivery of the Notice, this Option Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (which may include, and is not limited to annual reports and proxy statements) or other communications or information related to the Option. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion.

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